Exhibit 14.1
JOHN B. SANFILIPPO & SON, INC.
CODE OF CONDUCT
PURPOSE OF THE CODE:
Our Code of Conduct (the “Code”) is a tool to assist all employees, executive officers and members of the Board of Directors (collectively “Associates”) of John B. Sanfilippo & Son, Inc. (“JBSS” or the “Company”) to successfully meet the Company’s high ethical standards — and their own. This Code is applicable to all JBSS Associates. The Code sets forth the standards of conduct that all JBSS Associates must follow when conducting business. The Code goes well beyond legal minimums by describing the high ethical values we share as JBSS Associates. The Code is not intended to be a contract or a comprehensive manual that covers every situation that may occur. It is a guide that highlights key issues and identifies policies, practices, and resources to help JBSS Associates reach decisions that will make JBSS a stronger and more ethical organization.
This Code is also intended to create and maintain an atmosphere and culture of honesty, integrity and high ethical and legal standards in all of our business dealings. Furthermore, all Associates should endeavor to conduct business with only those other parties who conduct business in accordance with the spirit of the ethical standards set forth in this Code.
COMPLIANCE WITH LAWS AND REGULATIONS:
JBSS conducts business in accordance with all laws and regulations. Associates must follow applicable laws, rules and regulations at all times. Mere compliance with the law does not encompass our entire ethical responsibility; rather it defines the minimum essential performance of our responsibilities. Our commitment is much deeper and more encompassing.
CONFLICTS OF INTEREST:
A conflict of interest may arise when you are influenced by considerations of gain or benefit to you, your relatives, or any other acquaintances with whom you are familiar, which may conflict with your obligation to serve JBSS’s best interest. A conflict of interest is generally any activity that is, or appears to be, opposed to the best business interests of JBSS. Conflicts of interest include but are not limited to the following examples:
• Having a material financial interest in any other business entity where that interest might conflict with JBSS’s business interests.
• Accepting valuable personal gifts of equipment, money, discounts, entertainment or favored treatment from any actual or potential JBSS customers, competitors, or vendors. You must not take or authorize or encourage the taking of bribes or kickbacks from contractors, consultants, vendors, suppliers, competitors or customers. Similarly, you and your family members may not give valuable gifts or money to any such persons if the gifts are or even appear to be in exchange for a business favor.
All Associates must be aware of potential conflicts of interest and situations that might appear to be a conflict of interest and avoid any conflicts at all times. If there is any question in your mind, it is imperative that you consult with our Human Resources Department.
FRAUD AND THEFT:
Since the stock of JBSS is publicly traded, it is every Associate’s duty to ensure that the financial information and non-financial information that it provides to the investing public is accurate and timely. You must not engage in a fraudulent activity that would be inconsistent with this financial disclosure requirement. Moreover, Associates have a duty to report any such fraudulent activity that he or she is aware of in a timely manner. JBSS has implemented a system whereby an employee with such knowledge of fraud can communicate this information anonymously and directly to the Audit Committee of the Board of Directors of JBSS. Information regarding the access to this anonymous reporting system can be found on our website at www.jbssinc.com or our Human Resources Department.

Theft of goods and services from JBSS or any other party associated with JBSS, such as vendors and customers, and fraudulent and deceptive business dealings are strictly prohibited.
APPROPRIATE USE OF ELECTRONIC AND OTHER COMPANY RESOURCES:
All electronic and other resources of the Company are intended for the purpose of carrying out the business objectives of the Company. These resources include, but are not limited to, office equipment, telephone, mail services, vehicles, computers, supplies, inventories, employees, tools, intellectual property, any other assets and software.
You are required to use these resources in a responsible, legal and ethical manner. Incidental or occasional personal use of these resources is permitted as long as supervisory approval has been secured, such personal use does not interfere with the conduct of JBSS’s business and such use does not violate the spirit of this Code. Misapplication or waste of such resources is not permitted.
In carrying out your duties, the use of personal software or any other personal item is not permitted unless it has been specifically authorized. Furthermore, you may not use software in a manner that is inconsistent with the terms of the software’s license. JBSS specifically reserves the right to permit management to review the use of any electronic communications contained in the Company’s electronic resources, including but not limited to, computers provided by the Company. Accessing or transmitting offensive or crude materials while using the Company’s electronic resources is not permitted. Questions or concerns pertaining to use of electronic resources including any suspected violations or questionable conduct, should be directed to the Human Resources Department.
DRUG AND ALCOHOL FREE WORKPLACE:
 JBSS is committed to maintaining a work environment free from the adverse impact of employee drug and alcohol abuse. While you are conducting Company business, and you are on Company property or operating Company equipment or vehicles, you are prohibited from distributing, using, possessing or being under the influence of: (i) medications that could affect your ability to safely perform your duties; (ii) alcohol; or (iii) any illegal drugs. Procedures have been established to maintain a fair and consistent system for dealing with any employee who is suspected of violating the JBSS Drug & Alcohol Policy. The implementation of these procedures will protect the privacy and rights of Associates while ensuring that all Associates follow the guidelines of the JBSS Drug and Alcohol Policy.
SAFE WORKING CONDITIONS:
JBSS is firmly committed to ensuring the health, safety and welfare of its Associates. Each employee plays a critical role in ensuring the quality and safety of working conditions in each JBSS facility. In this regard, all aspects of our operations shall be conducted in strict compliance with all applicable health and safety laws and regulations, JBSS policies, and best practices pertaining to workplace safety.
All Associates are expected to adopt a proactive and cooperative attitude towards the health and safety of all JBSS Associates, customers, suppliers, and others working at or visiting Company property.
DISCRIMINATION:
JBSS is an equal opportunity employer and recognizes and encourages the uniqueness of individual contribution within its team environment. In all aspects of employment including recruitment, compensation and benefits, training, promotion, transfer, and termination, all Associates are expected to treat individuals solely on the basis of their abilities to meet job requirements. Associates should do so without regard to factors such as race, religion, color, ethnic or national origin, age disability, gender, sexual orientation, marital status or any other factor prohibited by law. The Company will make reasonable job-related accommodations for any qualified employee with a disability when notified by the employee that an accommodation is needed.
HARASSMENT:
JBSS is committed to providing Associates with a workplace that is free from harassment based upon race, religion, color, ethnic or national origin, age, disability, gender, sexual orientation, marital status or any other factor prohibited by law. Apart from being unlawful, harassment is extremely disruptive and contrary to the Company’s best interests.
GIFTS AND IMPROPER PAYMENTS:
Significant gifts of goods, services or other favors must not be solicited, offered, accepted or made. Small tokens and reasonable hospitality may be accepted provided they do not place you under any obligation and will not be misconstrued. Any gift or offer of hospitality of more than a token value must be reported to your supervising manager to determine if it may be accepted. You and your family must not accept anything that could damage JBSS’s reputation. Payments of money in any amount must never be paid or received unless it is lawful, ethical and in the ordinary course of business. Bribes and kickbacks must never be paid or received.
This does not prevent Associates from receiving or giving reasonable business-related products, marketing materials, or entertainment if done in the ordinary course of business.
CONFIDENTIALITY:
Associates may have access to confidential and proprietary information during the course of employment at JBSS. Confidential Information must never be shared with others outside JBSS without approval from a Senior Officer and the execution of a confidentiality agreement, and such information may never be disclosed for personal gain. Confidential Information is information or materials of a secret or proprietary nature that is related to the business of JBSS, which includes but is not limited to the following: trade secrets, formulas, processes, business plans/outlooks, sales/marketing programs, customer lists, pricing, brand formulations, significant legal action or strategy, new products, price changes, acquisitions, mergers, divestiture of brands, non-public financial information, designs, formulas, recipes, process know-how and/or changes in senior management. Information that you obtain while employed at JBSS regarding the career or personal information of other Associates is to be held strictly in confidence.
This obligation of confidentiality applies to Associates even after they leave JBSS as long as the information remains confidential and is not generally available to the public. The disclosure of Confidential Information can be harmful to JBSS and could be the basis for legal action against the Company and/or the employee responsible for the disclosure. JBSS also respects the rights of others regarding their confidential information. You must not accept, solicit or divulge confidential information from or about any third party including customers without the prior authorization of a Senior Officer.
RETENTION OF RECORDS:
Various laws, regulations and rules require JBSS to retain many records, particularly its financial, tax, personnel, health and safety, environmental, contract and corporate records for various periods of time. Similarly, records relating to a pending litigation, audit or government investigation may not be destroyed until the matter is closed. Furthermore, JBSS has internal document and record retention and destruction policies and procedures.
Destruction of records to avoid disclosure in a legal proceeding or investigation may constitute a criminal offense. You must strictly adhere to JBSS’s document retention and destruction policies and procedures in addition to the relevant laws pertaining to this matter. If you are unsure as to whether or not a document should be retained or destroyed, consult with the Chief Financial Officer before proceeding.
RESPONSIBILITY TO CUSTOMERS AND CONSUMERS:
To maintain JBSS’s valuable reputation, compliance with our quality processes and requirements is essential. We will not damage our good name and ship products or deliver services that fail to meet JBSS’s high standards or any other legal standards pertaining to food products.
We will build long-term relationships with our customers by demonstrating honesty and integrity. All marketing, advertising and labeling will be accurate and truthful. Deliberately misleading messages, omissions of important facts, or false or unsubstantiated claims about competitors’ offerings or products are prohibited.

INSIDER TRADING:
JBSS has a written policy and procedure to detect and prevent insider trading with regard to JBSS Securities. Simply stated, it is a violation of federal securities laws to, among other things, trade JBSS’s stock while in possession of material non-public inside information, either directly or indirectly by communication of such information to others so they may trade on it. One form of non-public information that must be handled with particular care is information that, if publicly known, could reasonably be expected either to affect the price of a company’s stock or be material to an investor in making an investment decision. A violation may occur without a monetary gain. Violation of these laws can result in serious criminal penalties. Please consult JBSS’s insider trading policy for additional information and other restrictions relating to the treatment of non-public inside information.
RELATED PERSON TRANSACTIONS:
JBSS may have and does have purchasing relationships with businesses that are considered Related Persons under the applicable securities laws. In order to ensure that Related Person transactions are appropriate, JBSS Associates who intend on conducting business with a Related Person, are required to obtain approval from the Audit Committee prior to conducting any such business. JBSS has a written policy for the approval of Related Person transactions, which can be obtained from the accounting department.
RELATIONSHIPS WITH COMPETITORS:
JBSS is committed to conducting business in a lawful manner in a free enterprise market system. Consequently, when conducting Permitted Business with Competitors, you must not enter into agreements or arrangements with competitors to: (i) fix sales or purchase prices or other terms; (ii) divide or assign sales or purchasing territories; (iii) divide or assign customers or suppliers; or (iv) coordinate or rig bids or auctions. “Permitted Business with Competitors” shall be defined as: (i) purchasing from or selling to competitors in the ordinary course of the Company’s business; (ii) working with competitors in trade association activities or in activities that promote the interests of the industry in which the Company operates as a whole (e.g., lobbying); or (iii) exchanging credit information pertaining to existing or potential customers.
COMMUNICATION:
 If you know or have genuine suspicions of any legal violation in work-related issues or breaches of this Code that are not related to an accounting and financial disclosure matter (see Fraud and Theft section), you must report it to the Human Resources Department or to a Senior Officer, so that it can be investigated and appropriate actions can be taken.
If a concern is in relation to a legal violation or breach of this Code in which you believe that an employee in the Human Resources Department could be implicated, you should communicate this information to the Chief Financial Officer.
Company policy prohibits the retaliation against any employee who brings a complaint in good faith and where it is reasonable to believe that a violation of this Code has occurred, even if there is an ultimate finding that no such violation has in fact occurred or that there is insufficient conclusive evidence to make such a finding.
FINANCIAL REPORTING:
 Associates are responsible to ensure that JBSS complies with external financial reporting obligations that are defined in Generally Accepted Accounting Principles and relevant federal and state laws, regulations and rules (“Financial Reporting Standards”). These Financial Reporting Standards require, among other things, that JBSS record transactions in a manner that is complete, accurate and timely. When a transaction occurs in which you are involved, you must ensure that it is recorded in our ERP system promptly. For those transactions that cannot be recorded in our ERP system or cannot be recorded in our ERP system in a timely manner, you must communicate the details of the transaction directly to the Finance Department even if amounts must be estimated. It is important for you to recognize that transactions must be recorded when they occur — not when documentation pertaining to the transaction is received or when issues are resolved.

WAIVERS AND PERMISSION:
 Any waiver of a provision of this Code for any JBSS executive officer or member of the Board of Directors of JBSS must be approved by the Board of Directors. Any such waivers granted, along with the reasons for the waivers, will be publicly disclosed by appropriate means. Complying with this Code by obtaining permission where required will not be deemed to be a waiver of any provision of this Code for purposes of this paragraph.
ENFORCEMENT:
 All Associates have the personal responsibility to understand and follow the principles set forth in this Code. Behavior that violates the ethical principles set forth in this Code will be subject to possible disciplinary action including, where appropriate, termination.
CODE NOT A CONTRACT OF EMPLOYMENT:
 This Code is not a contract of employment nor is it meant to limit the Company’s rights to discipline or terminate employees for any acts or omissions, including those not set forth as part of this Code. Neither does this Code change the status of any at-will employee. The Company retains all of its rights in connection with the discipline and/or termination of Associates. This Code is in addition to any employment contract that an Associate may have with the Company.
SUMMARY:
 This Code is designed to be an aid to JBSS Associates to successfully navigate through a competitive business environment in an ethical and legal manner. As we grow as an organization, adhering to a Code will help ensure the future of JBSS and the many families of our Associates. It is critical that all Associates from executives to new hires consider their actions on a daily basis and perform appropriately. With any ethics issue it is important to remember that, if there is any doubt regarding the course of action you should take, consult with the Human Resources Department or a Senior Officer. It is every employee’s responsibility to create and maintain a culture and atmosphere of honesty, fair business dealings and high legal and ethical standards at JBSS.
Amended, Approved and Adopted by the Board of Directors of JBSS on April 28, 2011.

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